Vicor Corporation: Updated August 9, 2007 for Certain Financial Statement Revisions

ANDOVER, MA -- 08/09/2007 -- July 30, 2007, updated August 9, 2007 for certain financial statement revisions. Vicor Corporation (NASDAQ: VICR) today updated its preliminary financial results for the second quarter of 2007 ended June 30, 2007, previously reported on July 30, 2007.

Revenues for the quarter decreased to $47,522,000 compared to $49,210,000 for the corresponding period a year ago. Net income for Q2, on a preliminary basis, as currently reported is $1,705,000, or $.04 per diluted share, compared to net income of $2,874,000, or $.07 per diluted share, in Q2 2006.

For the six months ended June 30, 2007 revenues decreased to $94,503,000 from $97,082,000 for the same period of 2006. The Company currently reports net income for the period, on a preliminary basis, of $4,107,000, or $.10 per diluted share, compared to net income of $5,950,000 or $.14 per diluted share in 2006.

Gross margin decreased to 41.8% in Q2 2007 from 42.9% in Q2 2006 and decreased on a sequential basis from 43.1% in Q1 2007 due, in part, to a write off of certain manufacturing equipment and product mix. The book-to-bill ratio for Q2 2007 was 1.08:1 as compared to 1.00:1 in Q1 2007. Backlog at the end of Q2 2007 was $40.4 million as compared to $36.4 million at the end of 2006.

During the second quarter, the Company settled its reset patent litigation action against the remaining defendants for $1,593,000, net of settlement expenses, which is reported in Gain from litigation-related settlement, net. The reset patent expired in 2002.

The Company's financial results are considered preliminary and subject to change based upon the final accounting for investments made by the Company in a related party entity. During Q2 2007, the Company made an additional investment of $1 million in the related party and agreed to a further investment of $1 million if certain conditions are met. The additional investment made in Q2 2007 requires the Company to account for this investment under the equity method of accounting and to retroactively restate its previously issued consolidated financial statements to reflect the equity method of accounting in prior periods. The preliminary financial results presented herein include an additional charge to Other income (expense), net of $840,000 during Q2 2007 to reflect the Company's preliminary estimate of the decline in value related to its additional $1 million investment. After taking this charge into account, the Company's total investment in the related party at June 30, 2007 is currently valued at $2.16 million. The Company is waiting for certain financial information from the related party in order to properly record its investment under the equity method of accounting and the Company is performing additional valuation analyses to determine if any further adjustment in its investment is required due to other than temporary declines in value.

On August 1, 2007, the Company reached an agreement in principle to settle the lawsuit with Concurrent Computer Corporation ("Concurrent") for $2,350,000, all of which will be paid by the Company's insurance carriers. Both the liability to Concurrent and the receivable from the insurance carriers have been recorded in the accompanying consolidated balance sheet, reported as Accrual for litigation settlement and Insurance receivable for litigation, respectively. There was no impact on the consolidated statement of operations for the second quarter of 2007 as a result of the settlement. The Company had previously reported on July 30, 2007, on a preliminary basis, an estimated loss of $2,350,000 related to this litigation.

Commenting on the second quarter, Vicor's CEO Patrizio Vinciarelli noted: "Brick bookings improved approximately 6% sequentially while VI Chip bookings grew over 100%. We also achieved record VI Chip shipments with essentially 100% on time delivery and manufacturing yields."

Vinciarelli went on to say: "VI Chip is accelerating its pace of new design wins with early adopters and gaining broader acceptance within its target markets. Bookings have been ahead of plan and we are expanding capacity with incremental investments in equipment."

Depreciation and amortization in Q2 2007 was approximately $2.9 million and capital additions were $1.0 million. For the first six months of 2007 depreciation and amortization was $6.0 million and capital additions were $3.1 million. This compares to $7.3 million and $3.0 million, respectively, for the first six months of 2006. Cash and short-term investments increased by $6.0 million to approximately $82.7 million at the end of Q2 2007 from $76.7 million at the end of the first quarter of 2007. There were no share repurchases during Q2 2007 and at the end of the quarter there was approximately $8.5 million remaining in the authorized stock buy-back plan.

In 2007, the tax provision is based on the estimated effective tax rate for 2007, which includes estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, estimated income taxes due in various state and international taxing jurisdictions and increases in accrued interest for potential liabilities. The expense was partially offset by a discrete item representing refunds of interest received and recorded as a benefit during the first quarter of 2007 as final settlement related to the audit of the Company's federal tax returns for tax years 1994 though 2002 by the Internal Revenue Service.

On July 25, 2007, Vicor's Board of Directors approved a cash dividend of $.15 per share payable on August 30, 2007 to shareholders of record at the close of business on August 14, 2007. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. Forward-looking statements also include statements regarding VI Chip bookings, shipments, the pace of new design wins with early adopters and gaining broader acceptance within its target markets and our plans to expand capacity with incremental investments in equipment. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to continue to make progress with key customers and prospects, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and to continue to build our three business units, and to successfully leverage the VI Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, the impact of write-downs in the value of assets, the effects of equity accounting with respect to certain affiliates, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS - PRELIMINARY
(Thousands except for per share amounts)

                                      QUARTER ENDED      SIX MONTHS ENDED
                                       (Unaudited)         (Unaudited)
                                    ------------------  -------------------
                                    JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,
                                      2007      2006      2007      2006
                                    --------  --------  --------  ---------

Net revenues                        $ 47,522  $ 49,210  $ 94,503  $  97,082
Cost of revenues                      27,650    28,101    54,404     54,871
                                    --------  --------  --------  ---------
          Gross margin                19,872    21,109    40,099     42,211

Operating expenses:
          Sales & administration      12,164    11,657    24,177     22,571
          Research & development       7,589     8,028    14,989     15,570
          Gain from litigation-
           related settlement, net    (1,593)        0    (1,593)         0
                                    --------  --------  --------  ---------
            Total operating expenses  18,160    19,685    37,573     38,141

Income from operations                 1,712     1,424     2,526      4,070
                                    --------  --------  --------  ---------

Other income (expense), net              131     1,409     1,708      2,469
                                    --------  --------  --------  ---------

Income before income taxes             1,843     2,833     4,234      6,539

Provision (benefit) for income taxes     138       (41)      127        589
                                    --------  --------  --------  ---------

Net income                          $  1,705  $  2,874  $  4,107  $   5,950
                                    ========  ========  ========  =========

Net income per share:
           Basic                    $   0.04  $   0.07  $   0.10  $    0.14
           Diluted                  $   0.04  $   0.07  $   0.10  $    0.14

Shares outstanding:
           Basic                      41,576    42,144    41,570     42,046
           Diluted                    41,641    42,482    41,628     42,433

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET - PRELIMINARY
(Thousands)

                                                  JUNE 30,      DEC 31,
                                                    2007          2006
                                                (Unaudited)   (Unaudited)
                                                ============  ============
Assets

Current  assets:
        Cash and cash equivalents               $     30,574  $     36,185
        Short-term investments                        52,100        82,401
        Accounts receivable, net                      27,668        30,399
        Insurance receivable for litigation            2,350        12,800
        Inventories, net                              23,583        22,001
        Deferred tax assets                            3,648         3,702
        Other current assets                           2,852         2,181
                                                ------------  ------------
                  Total current assets               142,775       189,669

Property and equipment, net                           48,865        51,573
Other assets                                           6,719         6,865
                                                ------------  ------------

                                                $    198,359  $    248,107
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                        $      7,037  $      7,273
        Accrued compensation and benefits              5,583         5,192
        Other accrued liabilities                      5,989         6,314
        Accrual for litigation settlement              2,350        50,000
                                                ------------  ------------
                 Total current liabilities            20,959        68,779

Deferred income taxes                                  4,315         4,389
Minority interests                                     3,529         3,593

Stockholders' equity:
        Capital stock                                159,024       158,594
        Retained earnings                            132,359       134,579
        Treasury stock                              (121,827)     (121,827)
                                                ------------  ------------
                 Total stockholders' equity          169,556       171,346
                                                ------------  ------------

                                                $    198,359  $    248,107
                                                ============  ============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439